Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between diaDexus, Inc., a Delaware corporation (the “Company”), and Michael Richey (the “Executive”).

1.Separation Date.

(a)The Executive’s employment with the Company on an at-will basis will continue until not later than September 30, 2014 (such date, or any earlier date of a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), the “Separation Date”).  Between the date of this Agreement and the Separation Date (such period, the “Transition Period”), the Executive will be responsible for performing his duties, at the direction of the President of the Company, in good faith and in furtherance of the Company’s corporate goals and objectives.  Effective as of the Separation Date, the Executive will no longer be employed by, and will formally resign in writing from, all positions he then-holds with the Company and any of its affiliates.  During the Transition Period, the Executive must continue to comply with all of his obligations under this Agreement, all of the Company’s policies and procedures of general applicability to employees in United States and/or California in effect from time to time, and all of his statutory and contractual obligations to the Company;

(b)Effective as of the Separation Date and in accordance with the terms of the option agreements evidencing the Executive’s options, the vesting of the Executive’s options will cease and such options will terminate if not exercised within the period specified in those agreements (generally three months);  and

(c)Executive understands and agrees that under the terms of the Company’s 2014 bonus program, the Executive is ineligible to earn any amounts under the Company’s 2014 bonus program, as his service is terminating prior to the end of the performance period and the payment date.

(d)On the Separation Date, the Company will pay the Executive for all accrued but unpaid wages (including any unused paid time off), subject to applicable tax withholdings.

2.Severance.  Provided the Executive signs, returns, does not revoke, and allows to become effective, this Agreement within 30 days after the date he receives it, then the Company will provide to him the following as severance, in each case, subject to applicable tax withholdings (the “Severance Benefits”):

(a)The Company will pay Executive an amount equal to six months of his current base salary, with one third of this amount payable on or about October 31, 2014 (the “First Payment Date”), and the balance payable in equal installments over the regular payroll paydates therafter through the last payroll pay date in February 2015 (that is, over the four months after the First Payment Date); and

(b)If the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following his Separation Date, then the Company will pay to the Executive an amount equal to six months of the Company’s normal contribution toward health insurance premiums for similarly situated current employees, less applicable tax withholdings, with one third of this amount payable on the First Payment Date and the balance payable in equal installments over the regular payroll paydates therafter through the last payroll pay date in February 2015 (that is, over the following four months after the First Payment Date). Payments of this amount will cease, and the Company will have no further obligations to provide payments under this paragraph (b), at such time as Executive ceases to be eligible for the continuation coverage under COBRA, or, if earlier, the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

3.Release and 1542 General Release. In consideration for the promises and obligations of the Company described in this Agreement, and except as otherwise set forth in this Section, the Executive hereby generally and completely releases the Company and its affiliates, and their respective parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date of this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to the Executive’s employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to the Executive’s compensation or benefits, including but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing, and promissory estoppel; (d) all tort claims, including but not limited to, claims for fraud, defamation, libel, slander, personal injury, negligent or intentional misrepresentation, emotional distress and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including but not limited to, claims for discrimination, harassment, retaliation, unfair business practices, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act.  However, the following rights or claims are not included in this release: (a) any rights or claims for indemnification the Executive may have pursuant to any written indemnification agreement with the Company or its affiliates to which the Executive is a party, the charter, bylaws or operating agreements of the Company or its affiliates, or under applicable law;  (b) any rights which cannot be waived as a matter of law or (c) rights to receive the Severance Benefits after the effective date of this Agreement.  In addition, the Executive understands that nothing in this Section prevents him from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give the Executive the right to recover any monetary damages against the Company; however, his release of claims herein bars the Executive from recovering such monetary relief from the Company).

The Executive hereby represents and warrants that, other than the claims identified in this paragraph, the Executive is not aware of any claims he has or might have that are not included in the Section.  The Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Executive, being aware of this code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.  The Parties understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing by either Party.

The Executive hereby represents that the Company has paid or provided, and he has received, all salary, wages, bonuses, leaves, accrued vacation/paid time off, interest, severance, fees, reimbursable expenses, stock, stock options, vesting and any and all other benefits and compensation due to him but only to the extent such amounts are due and payable as of the date of this Agreement. The Executive further represents he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other releases identified in this Section.  The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other releasees.

The Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other releasees identified in this Section. The Executive acknowledges that: (a) he has read this Section; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or have elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Agreement.

4.Age Discrimination in Employment Act.  In accordance with the Age Discrimination in Employment Act (the “ADEA”), the Executive acknowledges that:

(1)He has been advised in writing to consult with an attorney prior to executing this Agreement, and has had the opportunity to do so;

(2)He is aware of certain rights to make claims for age discrimination to which he may be entitled under the ADEA, and understands that by signing this Agreement he is giving up any rights to assert or sue for such claims;

(3)In exchange for executing this Agreement and the release it contains, he will receive the Severance Benefits to which he would otherwise not be entitled;

(4)By signing this Agreement, he will not waive rights or claims under the ADEA which may arise after the execution of this Agreement;

(5)He has been given a period of at least twenty-one (21) days to consider this Agreement, and understands that if he revokes this Agreement (as described below), he will not receive the Severance Benefits.  If Executive is signing this Agreement after less than twenty-one (21) days review, he acknowledges that he is doing so voluntarily and expressly waiving his right to take twenty-one (21) days to review it; and

(6)The Executive further acknowledges that he will have a period of seven (7) days from the date of execution in which to revoke this Agreement by written notice to the Company’s SVP for Human Resources.  In the event the Executive does not exercise his right to revoke this Agreement, the release and waivers given above will become effective on the date immediately following the seven (7) day revocation period described above.  If the Executive exercises his right to revoke this Agreement, the Company will have no obligations to pay the Severance Benefits, nor any obligations to pay the severance described in the Key Employee Severance Benefit Plan or any other agreement with the Company.

5.Confidential Information and Inventions.  The Executive has previously signed a Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), the terms of which continue in full force and effect following the Separation Date. In addition, nothing in this Agreement modifies any obligation created by statutory or common law to protect any intellectual property or proprietary information of Company.

6.Non-Disparagement. The Executive understands and agrees that he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company, any of the Company’s directors, officers, employees, agents or representatives or the Company’s business affairs and financial condition.

7.Cooperation.  The Executive agrees, without further consideration, to execute and perform such other documents and acts as are reasonably required to facilitate the terms of this Agreement, and the intent thereof, and to cooperate in good faith to effectuate the provisions of this Agreement, including without limitation, the protection or assignment of intellectual property rights.

8.Section 16 Filing Obligations.  The Executive understands that, as of the Separation Date, he is a reporting person for purposes of Section 16 of the Securities Exchange Act of 1934, and he has sole responsibility for timely filing the necessary forms with the Securities and Exchange Commission if and when he engages in reportable transactions.  The Executive also understands that he remains subject to the Company’s policy on trading in Company securities and he should review that policy to understand his obligations.

9.Amendment.  This Agreement is binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto.  This Agreement is binding upon and will inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.Waiver of Rights.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

11.Validity.  Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions will not be affected thereby and said illegal or invalid part, term or provision will be deemed not to be a part of this Agreement.

12.Applicable Law.  This Agreement will be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

13.Entire Agreement.  This Agreement, including the Exhibits, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Severance Benefits and the settlement of claims against the Company, fully satisfies all of the Company’s obligations under the Key Employee Severance Benefit Plan, and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. Except as expressly provided in this Agreement, the Executive will not receive any additional compensation, severance, or benefits from the Company or its affiliates on or after the Separation Date.  Each installment of payments under this Agreement is a separate payment (and therefore this Agreement provides for a series of separate payments) for purposes of U.S. Internal Revenue Code Section 409A.  All payments under this Agreement will be paid not later than the last day of the applicable two and one half month period as determined under Treasury Regulations Section 1.409A-1(b)(4) so that all payments under this Agreement are exempt thereunder.

“COMPANY”	“EXECUTIVE”
/s/ Alexander L. Johnson	/s/ Michael Richey
Alex Johnson, President	Michael Richey
Date: 18 Sept 2014	Date: 9/18/14